Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Learn SPAC HoldCo, Inc. on Amendment No. 6 to Form S-4 (File No. 333-276714) of our report dated April 4, 2024, with respect to our audits of the financial statements of Learn CW Investment Corporation (the “Company”) as of December 31, 2023 and 2022 and for the years then ended, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
August 28, 2024